Exhibit 2.1

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of April 10, 2006, among VERIFONE HOLDINGS, INC., a Delaware corporation (“VeriFone”), and the undersigned shareholders (each, a “Shareholder”, and collectively, the “Shareholders”) of LIPMAN ELECTRONIC ENGINEERING LTD., an Israeli company (“Lipman”). Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning assigned to such terms in the Merger Agreement (as defined below).

WHEREAS, contemporaneously with the execution of this Agreement, Lipman, VeriFone and Merger Sub have entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into Lipman, pursuant to which Merger Sub will cease to exist and Lipman will become a wholly-owned subsidiary of VeriFone (the “Transaction”); and

WHEREAS, in order to induce VeriFone to enter into the Merger Agreement, the Shareholders wish to enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.             Representations of Shareholders. Each of the Shareholders represents and warrants to VeriFone that:

(a)           such Shareholder lawfully owns beneficially (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or of record each of the Ordinary Shares, par value NIS 1 per share (the “Lipman Ordinary Shares”), of Lipman set forth opposite such Shareholder’s name on Exhibit A hereto (such Shareholder’s “Shares”), free and clear of all Liens, except as set forth on Schedule 1(a) hereto, and, except for this Agreement and as set forth on Schedule 1(a) hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or Voting (as defined below) of any shares of capital stock of Lipman and there are no Voting trusts or Voting agreements with respect to such Shares,

(b)           such Shareholder does not beneficially own (as such term is used in Rule 13d-3 of the Exchange Act) any Lipman Ordinary Shares other than such Shares and does not have any options, warrants or other rights to acquire any additional shares of capital stock of Lipman or any security exercisable for or convertible into shares of capital stock of Lipman, except as would not in the aggregate materially affect such Shareholder’s ability to perform such Shareholder’s obligations under this Agreement,

(c)           such Shareholder has full power and authority and has taken all actions  necessary to enter into, execute and deliver this Agreement and to perform fully such Shareholder’s obligations hereunder,

(d)           this Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms,

(e)           other than filings under the Exchange Act, no notices, reports or other filings are required to be made by such Shareholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Shareholder from, any Governmental Entity, in connection with the execution and delivery of this Agreement by such Shareholder, and

(f)            the execution, delivery and performance of this Agreement by such Shareholder does not, and the consummation by such Shareholder of the transactions contemplated hereby will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of or the passage of time of both) under any contract, agreement, arrangement or commitment to which such Shareholder is a party or which is binding on it, him or her or its, his or her assets and will not result in the creation of any Lien on any of the assets or properties of such Shareholder.

2.             Agreement to Deliver Proxy. Each of the Shareholders agrees to deliver to VeriFone promptly upon VeriFone’s request an irrevocable proxy (the “Proxy”) substantially in the form attached hereto as Exhibit B (unless a different form is specified in Lipman’s Articles of Association (in which case the proxy shall meet the requirements of Lipman’s Articles of Association)) to Vote such Shareholder’s Shares:

(a)           in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Transaction, at every meeting of the shareholders of Lipman at which such matters are considered and at every adjournment or postponement thereof,

(b)           against any action or agreement that would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Transaction or inhibit the timely consummation of the Transaction, and

(c)           except for the Transaction, against any Acquisition Proposal, or merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of Lipman or its Subsidiaries not permitted pursuant to Section 6.1(a) of the Merger Agreement.

The Proxy delivered by each of the Shareholders pursuant to this Section 2 shall be irrevocable, to the fullest extent permissible by law, during the term of this Agreement. For purposes of this Agreement, “Vote” includes voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action or taking other action in favor of or against any action. “Voting” shall have a correlative meaning.

3.             No Voting Trusts. Each of the Shareholders agrees that they will not, nor will they permit any entity under their control to, deposit any of its Shares or New Shares

(as defined in Section 6 hereof) in a Voting trust or subject any of their Shares or New Shares to any arrangement with respect to the Voting of such Shares or New Shares other than agreements entered into with VeriFone.

4.             No Proxy Solicitations. Each of the Shareholders agrees that such Shareholder will not, nor will such Shareholder permit any entity under such Shareholder’s control, to:

(a)           solicit, initiate, or take an action or facilitate any action in opposition to or competition with the consummation of the Transaction or otherwise encourage or assist any party in taking or planning any action which would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Transaction or inhibit the timely consummation of the Transaction in accordance with the terms of the Merger Agreement,

(b)           directly or indirectly encourage, initiate or cooperate in a shareholders’ Vote or action by consent of Lipman’s shareholders in opposition to or in competition with the consummation of the Transaction, or

(c)           become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Lipman for the purpose of opposing or competing with the consummation of the Transaction.

5.             Transfer and Encumbrance. On or after the date hereof and during the term of this Agreement, each of the Shareholders agrees not to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of such Shareholder’s Shares or New Shares.

6.             Additional Purchases. Each of the Shareholders agrees that such Shareholder will not purchase or otherwise acquire beneficial ownership (as such term is used in Rule 13d-3 of the Exchange Act) of any Lipman Ordinary Shares after the execution of this Agreement (“New Shares”), nor will any Shareholder voluntarily acquire the right to Vote or share in the Voting of any Lipman Ordinary Shares other than the Shares, unless such Shareholder agrees to deliver to VeriFone immediately after such purchase or acquisition an irrevocable Proxy with respect to such New Shares. Each of the Shareholders also severally agrees that any New Shares acquired or purchased by him or her shall be subject to the terms of this Agreement to the same extent as if they constituted Shares.

7.             Shareholder Capacity. With respect to each Shareholder that is an officer or director of Lipman, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken by Shareholder in his or her capacity as an officer or director of Lipman or any of its Subsidiaries or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of such Shareholder acting solely in his capacity as an officer or director).

8.             Specific Performance. The parties acknowledge that there may be no adequate remedy at law for a breach of this Agreement and that money damages may not be an appropriate remedy for breach of this Agreement. Therefore, the parties agree that each party has the right to injunctive relief and specific performance of this Agreement in the event of any breach hereof in addition to any rights it may have for damages, which shall include out of pocket expenses, loss of business opportunities and any other damages, direct and indirect, consequential, punitive or otherwise. The remedies set forth in this Section 8 are cumulative and shall in no way limit any other remedy any party hereto has at law, in equity or pursuant hereto.

9.             Entire Agreement; Amendment; Waiver. This Agreement (including the exhibit hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by VeriFone and the affected Shareholders, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.           Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To VeriFone:

VeriFone
2099 Gateway Place
San Jose, California 95110
Telephone:  408-232-7800
Telecopy:    408-232-7889
Attention:    Chief Financial Officer

With a copy to:

Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
Telephone:  650-461-5600
Telecopy:  650-461-5700
Attention:  Scott D. Miller

If to a Shareholder, to the address or telecopy number set forth for such Shareholder on the signature page hereof:

With a copy to:

Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Telephone:  212-318-3000
Telecopy:  212-318-3400
Attention:  Neil Gold

11.           Miscellaneous.

(a)           Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT FOR PROVISIONS RELATED TO THE MERGER AND THE VOTE THEREON THAT ARE REQUIRED UNDER ISRAELI LAW TO BE GOVERNED BY THE ISRAELI COMPANIES LAW.

(b)           Venue; WAIVER OF JURY TRIAL.  The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York and the Federal courts of the United States of America, in each case located in The City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. The parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(c)           Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(d)           Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

(e)           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

(f)            Termination. This Agreement shall terminate upon the earliest to occur of (i) the Closing and (ii) the termination of the Merger Agreement in accordance with its terms.

(g)           Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

(h)           Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

(i)            Headings. The heading references herein hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

(j)            THIRD PARTY BENEFICIARIES. NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY PERSON OTHER THAN VERIFONE, THE SHAREHOLDERS AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, ANY RIGHTS OR REMEDIES UNDER OR BY REASON OF THIS AGREEMENT. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

VERIFONE HOLDINGS, INC.

By:	/s/Douglas G. Bergeron
Name: Douglas G. Bergeron
Title: Chief Executive Officer

SHAREHOLDER

/s/ Mivtach Shamir Holdings Ltd.
Name: Mivtach Shamir Holdings Ltd.
Address:

Telecopy:

(EXHIBIT A)

LIPMAN ELECTRONIC ENGINEERING LTD.

LIST OF SHAREHOLDERS

(EXHIBIT B)

FORM OF PROXY

The undersigned, for consideration received, hereby appoints                      or another representative designated by him, with the consent of VeriFone, such consent not to be unreasonably withheld and each of them as my proxies, with power of substitution and resubstitution, to Vote (as defined below) all Ordinary Shares, par value NIS 1 per share, of Lipman, an Israeli company (“Lipman”), owned by the undersigned (the “Shares”) as of the date hereof as follows:

(a)           FOR approval and adoption of (i) the Merger Agreement, dated as of April 10, 2006 (the “Merger Agreement”), by and among Lipman, Lion Acquisitions Ltd., an Israeli company and wholly-owned subsidiary of VeriFone (the “Merger Sub”), and VeriFone, a Delaware corporation (“VeriFone”) and (ii) the approval of the merger contemplated by the Merger Agreement (the “Transaction”);

(b)           AGAINST any action or agreement that would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Transaction or inhibit the timely consummation of the Transaction; and

(c)           except for the Transaction, AGAINST any Acquisition Proposal, or merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of Lipman or its Subsidiaries not permitted pursuant to Section 6.1(a) of the Merger Agreement.

“Vote” means voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action or taking other action in favor of or against any action. This Proxy applies to any Vote (i) at any meeting of the shareholders of Lipman, and any adjournment or postponement thereof, at which the matters described above are considered, including the Lipman Shareholders Meeting to be held as soon as practicable after the date hereof or (ii) in connection with any written consent of shareholders of Lipman.

This Proxy is coupled with an interest, revokes all prior proxies granted by the undersigned and is irrevocable (to the fullest extent permitted by Israeli law and the Lipman’s Articles of Association) until such time as the Voting Agreement (the “Voting Agreement”), dated as of April 10, 2006, among VeriFone and certain shareholders of Lipman, including the undersigned, terminates in accordance with its terms, at which time this Proxy shall expire.

Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning assigned to such terms pursuant to the Voting Agreement.

Dated April •, 2006

(Signature of Shareholder)

(Signature of Shareholder)

Schedule 1(a)

Mivtach Shamir Holdings Ltd. and Mez-op Holdings Ltd. are parties to a shareholders’ agreement, dated August 13, 2002, which includes provisions relating to the nomination of Lipman directors, rights of first refusal, participation rights in a sale of Lipman shares, distributions of dividends and voting on material matters in the general meeting of Lipman shareholders.

550,000 of the Lipman shares held by M.S.L.N Ltd., Mivtach Shamir Holdings Ltd.’s subsidiary, were subject to a lien in favor of Bank Leumi of Israel Ltd. as security for a loan. The loan was repaid in 2005 and in March or April 2006, Bank Leumi sent a notice to the Registrar to release the Lien.

1,768,307 of the Lipman shares held by M.S.L.N Ltd., Mivtach Shamir Holdings Ltd.’s subsidiary, are subject to a Lien in favor of U Bank Trust Company Ltd. as security for the repayment of Convertible Debentures (Serial B) of Mivtach which were issued according to a prospectus dated May 30, 2005. U Bank is the trustee for the holders of the debentures. These shares are pledged by deposit in the trust account. Pursuant to the trust agreement, Mivtach shall be entitled to release the pledge by furnishing a bank guarantee. Neither the trust agreement nor the pledge agreement, prevent Mivtach (or M.S.L.N.) from entering the voting or the investment agreements.